Exhibit (a)(1)(iv)

OFFER BY

MFS® HIGH YIELD MUNICIPAL TRUST

TO PURCHASE FOR CASH UP TO 50% OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT 99% OF NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON May 5, 2026 (“EXPIRATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS SET FORTH IN THE OFFER

April 6, 2026

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated April 6, 2026, of MFS® High Yield Municipal Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), and a related Letter of Transmittal (together, the “Offer”). The Fund is offering to purchase up to 50% of its outstanding common shares of beneficial interest (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)	The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 99% of the net asset value per Share (the “NAV”) in U.S. dollars per Share as determined by the Fund as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on May 5, 2026, or if the Offer period is extended, as of the close of ordinary trading on the NYSE on the newly designated expiration date. The current NAV of the Fund will be calculated daily and may be obtained by calling Georgeson LLC, the Information Agent, toll free at (866) 541-3547.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)	Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Shares tendered does not exceed 50% of the Fund’s outstanding Shares. In the event that more than 50% of the Fund’s outstanding Shares are tendered, the Fund will purchase 50% of the Fund’s outstanding Shares on a pro rata basis.

(4)	The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 5, “Acceptance for Payment and Payment” of the Offer to Purchase.

(5)	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible

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Exhibit (a)(1)(iv)

in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund, its Board of Trustees, or Massachusetts Financial Services Company is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

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Exhibit (a)(1)(iv)

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated April 6, 2026, and the Letter of Transmittal, relating to the Fund’s offer to purchase up to 50% of its outstanding Shares at 99% of the NAV.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐	All Shares held for the undersigned;

Or

☐	Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated:	, 2026

Name(s):

(please print)

Address:
City	State	Zip Code

Area Code and Telephone Number:

Employer Identification or Social Security Number:
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